Exhibit 1.2

ATLAS GROWTH PARTNERS, L.P.

FORM OF SOLICITING DEALER AGREEMENT

Ladies and Gentlemen:

Anthem Securities, Inc. (the “Dealer Manager”) entered into an exclusive dealer manager agreement, dated as of             , 2016 (the “Dealer Manager Agreement”), with Atlas Growth Partners, L.P., a Delaware limited partnership (the “Partnership”), and Atlas Growth Partners GP, LLC, pursuant to which the Dealer Manager agreed to use its best efforts to solicit subscriptions in connection with the public offering (the “Offering”) of (i) up to $1.0 billion of common units in any combination of Class A Units ($10.00 per unit) and Class T Units ($10.00 per unit) (individually the “Class A Units” and “Class T Units” and collectively, the “Common Units”) offered to the public in the primary offering (the “Primary Units”)1, and (ii) up to $200 million of Class A Units ($9.30 per unit) offered pursuant to the distribution reinvestment plan (the “DRIP Units” and, together with the Primary Units, the “Units”) commencing on the Effective Date (as defined below). Notwithstanding the foregoing, the Partnership has reserved the right to reallocate the Units between Class A Units and Class T Units and between the Primary Units and the DRIP Units. If the Partnership changes the offering price as described in a post-effective amendment, the per unit purchase price for the Primary Units and DRIP Units will vary and shall be equal to the applicable per unit price, solely with respect to the Primary Units, applicable Selling Commissions and Dealer Manager Fees, in each case to be paid pursuant to the Dealer Manager Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings therefor as in the Dealer Manager Agreement.

In connection with the performance of the Dealer Manager’s obligations under Section 3 of the Dealer Manager Agreement, the Dealer Manager is authorized to retain the services of securities dealers (each a “Soliciting Dealer,” and collectively the “Soliciting Dealers”) who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) to solicit subscriptions for Units in connection with the Offering. You are hereby invited to become a Soliciting Dealer and, as such, to use your best efforts to solicit subscribers for Units, in accordance with the following terms and conditions of this Soliciting Dealer Agreement (this “Agreement”).

This Agreement shall become effective and binding with respect to the parties hereto on the date set forth on Soliciting Dealer’s signature page hereto.

1.	Registration Statement.

A registration statement on Form S-1 (File No. 333-207537), including a prospectus, has been prepared by the Partnership and was filed with the Securities and Exchange Commission (the “Commission”) on October 21, 2015, in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the Commission promulgated thereunder (the “Securities Act Rules and Regulations”) for the registration of the Offering. The Partnership has prepared and filed such amendments and supplements to the registration statement, including such amended prospectus, as may have been required to the date hereof, and will file such additional amendments and supplements thereto as may hereafter be required. The registration statement on Form S-1 and the prospectus contained therein, as finally amended at the date the registration statement is declared effective by the Commission (the “Effective Date”) are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that (i) if the Partnership files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective

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Investors that purchase Common Units in this Offering will receive, for no additional consideration, warrants to purchase, upon the occurrence of a liquidity event, additional Common Units equal to 10% percent of such investor’s aggregate purchase of Common Units at an exercise price of $10.00 per Common Unit (the “Warrants”). The Partnership will also distribute Warrants on the same terms to existing unitholders.

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amendment by the Commission, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended prospectus then on file with the Commission, and (ii) if the Partnership files a prospectus pursuant to Rule 424 of the Securities Act Rules and Regulations, then the term “Prospectus” shall refer to such prospectus filed pursuant to Rule 424, from and after the date on which it shall have been filed. As used herein, the terms “Registration Statement” and “Prospectus” shall include the documents, if any, incorporated by reference therein. As used herein, the term “Effective Date” also shall refer to the effective date of each post-effective amendment to the Registration Statement, unless the context otherwise requires.

2.	Compliance with Applicable Rules and Regulations; License and Association Membership.

Upon the effectiveness of this Agreement, the undersigned dealer will become one of the “Soliciting Dealers” referred to in the Dealer Manager Agreement and is referred to herein as “Soliciting Dealer.” Soliciting Dealer agrees that solicitation and other activities by it hereunder shall comply with, and shall be undertaken only in accordance with, the terms of the Dealer Manager Agreement, the terms of this Agreement, the Securities Act, the Securities Act Rules and Regulations, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations promulgated thereunder (the “Exchange Act Rules and Regulations”), the Blue Sky Survey (as defined below), the Rules of Fair Practice of FINRA, the FINRA Rules (including, without limitation, Rules 2040, 2310, 5110, 5131 and 5141), NASD Rule 2340, and the provisions of Section IV.C. and IV.E. of the Statement of Policy Regarding Registration of Oil and Gas Programs of the North American Securities Administrators Association, Inc., as amended on May 5, 2012, and as the same may be further amended from time to time (the “NASAA Guidelines”).

Soliciting Dealer’s acceptance of this Agreement constitutes a representation to the Partnership and to the Dealer Manager that Soliciting Dealer is a properly registered or licensed broker-dealer, duly authorized to sell the Units under federal and state securities laws and regulations in all states where it offers or sells Units, and that it is a member in good standing of FINRA. Soliciting Dealer represents and warrants that it is currently licensed as a broker-dealer in the jurisdictions identified on Schedule I to this Agreement and that its independent contractors and registered representatives have the appropriate licenses to offer and sell the Units in such jurisdictions. This Agreement shall automatically terminate with no further action by either party if Soliciting Dealer ceases to be a member in good standing of FINRA or with the securities commission of the state in which Soliciting Dealer’s principal office is located. Soliciting Dealer agrees to notify the Dealer Manager immediately if Soliciting Dealer ceases to be a member in good standing of FINRA or with the securities commission of any state in which Soliciting Dealer is currently or at any time during the term of the Agreement registered or licensed.

3.	Limitation of Offer; Investor Suitability.

(a) Soliciting Dealer will offer Units only:

(i) to persons that meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Partnership or the Dealer Manager; and

(ii) in accordance with Section 8, to persons in the jurisdictions in which it is advised in writing by the Partnership or the Dealer Manager that the Units are qualified for sale or that qualification is not required (the “Blue Sky Survey”).

Notwithstanding the qualification of Units for sale in any respective jurisdiction (or exemption therefrom), Soliciting Dealer will not offer Units and will not permit any of its registered representatives to offer Units in any jurisdiction unless both Soliciting Dealer and such registered representative are duly licensed to transact business in securities in such jurisdiction. In offering Units, Soliciting Dealer shall comply with the provisions of the Rules of Fair Practice set forth in the FINRA Manual, as well as other applicable rules and regulations relating to suitability of investors, including, but not limited to, the provisions of Section IV.C. of the NASAA Guidelines.

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In offering for sale the Units to any person, Soliciting Dealer agrees that it will have reasonable grounds to believe (based on such information obtained from the prospective investor concerning the prospective investor’s age, investment objectives, other investments, financial situation, needs or any other information known by Soliciting Dealer after due inquiry) that:

(i) such prospective investor is in a financial position appropriate to enable such prospective investor to realize to a significant extent the benefits described in the Prospectus, including the tax benefits where they are a significant aspect of the investment;

(ii) the prospective investor has a fair market net worth sufficient to sustain the risks inherent in the investment, including loss of investment and lack of liquidity;

(iii) the purchase of the Units is otherwise suitable for such prospective investor; and

(iv) such prospective investor (A) has either: (1)a net worth of not less than $330,000, exclusive of home, home furnishings and automobiles; or (2) a net worth of not less than $85,000, exclusive of home, home furnishings and automobiles, and had during the last tax year gross income of at least $85,000 or (B) meets the higher suitability standards, if applicable, imposed by the state in which such prospective investor resides as described in the Prospectus. Soliciting Dealer further will use its best efforts to determine the suitability and appropriateness of an investment in the Units for each prospective investor solicited by a person associated with Soliciting Dealer by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each prospective investor, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained or accounts hereinafter established. In making the determinations as to financial qualifications and as to suitability required by the NASAA Guidelines, Soliciting Dealer may rely on (x) representations from investment advisers who are not affiliated with Soliciting Dealer and banks acting as trustees or fiduciaries, and (y) information it has obtained from a prospective investor, including such information as the investment objectives, other investments, financial situation and needs of the prospective investor or any other information known by Soliciting Dealer after due inquiry.

Notwithstanding the foregoing, Soliciting Dealer shall not execute any transaction in the Partnership in a discretionary account without prior written approval of the transaction by the customer.

(b) Soliciting Dealer shall maintain, for at least six (6) years or for a period of time not less than that required in order to comply with all applicable federal, state and other regulatory requirements, whichever is later, a record of the information obtained to determine that an investor meets the suitability standards imposed on the offer and sale of the Units (both at the time of the initial subscription and at the time of any additional subscriptions) and a representation of the investor that the investor is investing for the investor’s own account or, in lieu of such representation, information indicating that the investor for whose account the investment was made met the suitability standards. Soliciting Dealer may satisfy its obligation by contractually requiring such information to be maintained by the investment advisers or banks discussed above. Soliciting Dealer further agrees to comply with the record keeping requirements of the Exchange Act, including, but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Soliciting Dealer agrees to make such documents and records available to the Dealer Manager and the Partnership upon request, and representatives of the Commission, FINRA and applicable state securities administrators upon Soliciting Dealer’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency.

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4.	Delivery of Prospectus and Approved Sales Literature.

(a) Soliciting Dealer will:

(i) deliver a Prospectus to each person who subscribes for Units at least five (5) business days prior to the tender of such person’s subscription agreement (the “Subscription Agreement”);

(ii) promptly comply with the written request of any person for a copy of the Prospectus during the period between the initial Effective Date and the termination of the Offering;

(iii) deliver to any person, in accordance with applicable law or as prescribed by any state securities administrator, a copy of any prescribed document included within, or incorporated by reference in, the Registration Statement during the course of the Offering;

(iv) not use any sales materials in connection with the solicitation of purchasers of the Units except Approved Sales Literature;

(v) to the extent the Partnership provides Approved Sales Literature, not use such Approved Sales Literature unless accompanied or preceded by the Prospectus; and

(vi) not give or provide any information or make any representation or warranty other than information or representations contained in the Prospectus or the Approved Sales Literature. Soliciting Dealer will not publish, circulate or otherwise use any other advertisement or solicitation material in connection with the Offering without the Dealer Manager’s express prior written approval.

(b) Nothing contained in this Agreement shall be deemed or construed to make Soliciting Dealer an employee, agent, representative or partner of the Dealer Manager or the Partnership, and Soliciting Dealer is not authorized to act for the Dealer Manager or the Partnership except pursuant to this Agreement.

(c) Soliciting Dealer will not send or provide supplements to the Prospectus or any Approved Sales Literature to any prospective investor unless it has previously sent or provided a Prospectus and all supplements thereto to that prospective investor or has simultaneously sent or provided a Prospectus and all supplements thereto with such Prospectus supplement or Approved Sales Literature.

(d) Soliciting Dealer will not show to, or provide any prospective investor with, or reproduce any material or writing which is supplied to it by the Dealer Manager or the Partnership and marked “institutional use only” or otherwise bearing a legend denoting that it is not to be used in connection with the offer or sale of Units, to members of the public.

(e) The Dealer Manager will supply Soliciting Dealer with reasonable quantities of the Prospectus, as well as any Approved Sales Literature, for delivery to prospective investors.

(f) Soliciting Dealer shall furnish a copy of any revised Prospectus to each person to whom it has furnished a copy of any previous Prospectus, and further agrees that it will mail or otherwise deliver all final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act.

(g) Soliciting Dealer agrees that it will rely upon no statement whatsoever, written or oral, other than the statements in the Prospectus. Soliciting Dealer is not authorized by the Dealer Manager or the Partnership to give any information or to make any representation not contained in the Prospectus in connection with the sale of the Units.

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5.	Submission of Orders; Right to Reject Orders.

(a) Subject to certain individual state requirements as described in the Prospectus and except for Units issued pursuant to the DRIP, Units may be sold only to investors who initially purchase a minimum of $5,000, or 500 Units, but investors who already own Units may make purchases for less than the minimum investment so long as such purchases are made in $1,000 increments. Larger subscriptions will be accepted in $1,000 increments (100 common units). With respect to Soliciting Dealer’s participation in any resales or transfers of the Units, Soliciting Dealer agrees to comply with any applicable requirements set forth in Section 2 and to fulfill the obligations pursuant to Rule 2310.

(b) Until the minimum offering of $1,000,000 in any combination of Class A Units and Class T Units has been sold, payments for Units shall be made by checks payable to “UMB Bank, N.A., escrow agent for Atlas Growth Partners, L.P.” During such time, Soliciting Dealer shall forward original checks for the purchase of Units together with an original Subscription Agreement, completed, executed and appropriately initialed by the subscriber as provided for in the Subscription Agreement, to UMB Bank, N.A., (the “Escrow Agent”) at the address provided in the Subscription Agreement.

When Soliciting Dealer’s internal supervisory procedures are conducted at the site at which the Subscription Agreement and the check for the purchase of Units were initially received by Soliciting Dealer from the subscriber, Soliciting Dealer shall transmit the Subscription Agreement and such check to the Escrow Agent by the end of the next business day following receipt of the check for the purchase of Units and Subscription Agreement. When Soliciting Dealer’s final internal supervisory procedures are conducted at a different location (the “Final Review Office”), Soliciting Dealer shall transmit the check for the purchase of Units and Subscription Agreement to the Final Review Office by the end of the next business day following Soliciting Dealer’s receipt of the Subscription Agreement and such check. The Final Review Office will, by the end of the next business day following its receipt of the Subscription Agreement and the check for the purchase of Units, forward both the Subscription Agreement and such check to the Escrow Agent. If any Subscription Agreement solicited by Soliciting Dealer is rejected by the Dealer Manager or the Partnership, then the Subscription Agreement and check for the purchase of Units will be promptly returned to the rejected subscriber.

Once the minimum offering of $1,000,000 in any combination of Class A Units and Class T Units has been sold, subject to any continuing escrow obligations imposed by certain states as described in the Prospectus, payments for Units shall be made payable to “Atlas Growth Partners, L.P.” At such time, Soliciting Dealer shall forward each original check for the purchase of Units, together with each original Subscription Agreement, completed, executed and appropriately initialed by the subscriber as provided for in the Subscription Agreement, to Atlas Growth Partners, L.P., c/o             , at the address provided in the Subscription Agreement.

Notwithstanding the foregoing, in accordance with the applicable Exchange Act Rules and Regulations, if Soliciting Dealer has net capital of $250,000 or more, it may instruct its customers to make their checks payable to Soliciting Dealer. In such case, Soliciting Dealer shall issue a check in the full amount of the check issued to Soliciting Dealer made payable to the Escrow Agent or the Partnership in accordance with the foregoing provisions of this Section 5(b), as applicable.

(c) All orders, whether initial or additional, are subject to acceptance by and shall become effective upon confirmation by the Partnership or the Dealer Manager, each of which reserves the right to reject any order in their sole discretion for any or no reason, including, without limitation, for failing to deliver the required instrument of payment for Units. Issuance and delivery of a Unit will be made only after a sale of a Unit is deemed by the Partnership to be completed in accordance with Section 3(c) of the Dealer Manager Agreement. If an order is rejected, cancelled or rescinded for any reason, then Soliciting Dealer will return to the Dealer Manager any Selling Commissions or Dealer Manager Fees theretofore paid with respect to such order, and, if Soliciting Dealer fails to so return any such Selling Commissions or Dealer Manager Fees, the Dealer Manager

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shall have the right to offset amounts owed against future Selling Commissions or Dealer Manager Fees due and otherwise payable to Soliciting Dealer (it being understood and agreed that such right to offset shall not be in limitation of any other rights or remedies that the Dealer Manager may have in connection with such failure).

6.	Soliciting Dealer’s Compensation.

(a) Subject to the terms and conditions set forth herein and in the Dealer Manager Agreement and, subject to the volume discounts and other special circumstances described in the “Plan of Distribution” section of the Prospectus, the Partnership shall pay to the Dealer Manager selling commissions in the amount of seven percent (7.0%) of the selling price of each Class A Unit for which a sale is completed from the Class A Units offered in the Primary Offering (“Class A Selling Commissions”) and selling commissions in the amount of three percent (3.0%) of the selling price of each Class T Unit for which a sale is completed from the Class T Units offered in the Primary Offering (“Class T Selling Commissions” and collectively with the Class A Selling Commissions, including any discounted commissions, the “Selling Commissions”). The Dealer Manager may reallow all or a portion of selling commissions to Soliciting Dealers.

For purposes of this Section 6(a), Units are “sold” only if an executed Subscription Agreement is accepted by the Partnership and the Partnership has thereafter distributed the Selling Commissions to the Dealer Manager in connection with such transaction. Soliciting Dealer acknowledges and agrees that no Selling Commissions will be paid for sales of DRIP Units. In addition, if an investor has either engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice or is investing through a bank trust account with respect to which such investor has delegated the decision-making authority for investments made through the account to a bank trust department, then such investor may agree with Soliciting Dealer to reduce the amount of Selling Commissions payable with respect to the sale of its Units down to zero.

(b) Subject to the limitations described herein, the Dealer Manager shall pay a distribution and unitholder servicing fee, which will be payable monthly in arrears, in an annual amount equal to one percent (1.0%) of the offering price of the Class T Units sold in the Primary Offering (or, if the Partnership has published a per unit value of the Class T Units, the then current price of the Class T Units) to the Soliciting Dealer who sold the Class T Units giving rise to the distribution and unitholder servicing fee. Notwithstanding the foregoing, if the Dealer Manager is notified that the Soliciting Dealer who sold the Class T Units is no longer the broker-dealer of record with respect to the applicable Class T Units, then the Soliciting Dealer shall no longer be entitled to the distribution and unitholder servicing fee, and the Soliciting Dealer shall not receive the distribution and unitholder servicing fees for any portion of the month in which the Soliciting Dealer is not the broker-dealer of record on the last day of the month; provided, however, if the change in the broker-dealer of record with respect to the Class T Units is made in connection with a change in the registration of record for the Class T Units on the Partnership’s books and records (including, but not limited to, a re-registration due to a sale or a transfer or a change in the form of ownership of the account), then the Soliciting Dealer shall be entitled to a pro rata portion of the distribution and unitholder servicing fees related to the Class T Units for the portion of the month for which the Soliciting Dealer was the broker-dealer of record. In this regard, all determinations will be made by the Dealer Manager in good faith in its sole discretion.

The Dealer Manager will cease paying the distribution and unitholder servicing fee with respect to the Class T Units sold in the Primary Offering on the earliest to occur of the following:

(i) a listing of the Common Units on a national securities exchange;

(ii) a merger or consolidation of the Partnership with or into another entity, or the sale or other disposition of all or substantially all of the Partnership’s assets and

(iii) the end of the month in which the underwriting compensation paid in the Primary Offering plus the distribution and unitholder servicing fee paid with respect to that Class T Unit equals 10% of the gross offering price of that Class T Unit.

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Any distribution and unitholder servicing fee earned by Soliciting Dealer shall be payable to Soliciting Dealer by the Dealer Manager solely from the proceeds of the distribution and unitholder servicing fee paid to the Dealer Manager by the Partnership for the sale of its Class T Units, and will not be paid until any and all distribution and unitholder servicing fees payable by the Partnership to the Dealer Manager have been received by the Dealer Manager.

(c) Notwithstanding the foregoing, it is understood and agreed that no Selling Commission or distribution and unitholder servicing fee shall be payable with respect to particular Units if the Dealer Manager or the Partnership rejects a proposed subscriber’s Subscription Agreement. Accordingly, Soliciting Dealer shall have no authority to issue a confirmation (pursuant to Exchange Act Rule 10b-10) to any subscriber; such authority residing solely in the Dealer Manager, as the dealer manager and processing broker-dealer of the Offering.

(d) The Dealer Manager may, in its sole discretion, re-allow up to     % of the Dealer Manager Fee to Soliciting Dealer.

The Dealer Manager may, in its sole discretion, request the Partnership to reimburse to Soliciting Dealer for reasonable accountable bona fide due diligence expenses, provided such expenses have actually been incurred, are supported by detailed and itemized invoices provided to the Partnership and the Partnership had theretofore given its prior written approval of incurrence of such expenses.

(e) Certain marketing expenses, such as Soliciting Dealer conferences, may be advanced to Soliciting Dealer and later deducted from the portion of the Dealer Manager Fee re-allowed to that Soliciting Dealer. If the Offering is not consummated, Soliciting Dealer will repay any such advance to the extent not expended on marketing expenses. Any such advance shall be deducted from the maximum amount of the Dealer Manager Fee that may otherwise be re-allowable to Soliciting Dealer.

Notwithstanding anything herein to the contrary, Soliciting Dealer will not be entitled to receive any Dealer Manager Fee which would cause the aggregate amount of Selling Commissions, distribution and unitholder servicing fees, Dealer Manager Fees and other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) received by the Dealer Manager and all Soliciting Dealers to exceed ten percent (10.0%) of the gross proceeds of the Primary Offering, excluding securities purchased through the DRIP, as set forth in FINRA Rule 2310(b)(4)(B)(ii).

(f) The Partnership will not be liable or responsible to Soliciting Dealer for the payment of any Selling Commissions or fees or any reallowance of Selling Commissions or fees to Soliciting Dealer, such payment and reallowance of Selling Commissions and fees being the sole and exclusive responsibility of the Dealer Manager. Soliciting Dealer acknowledges and agrees that the Dealer Manager’s liability for Selling Commissions and fees payable to Soliciting Dealer is limited solely to Selling Commissions and fees received by the Dealer Manager from the Partnership in connection with Soliciting Dealer’s sale of Units.

(g) In no event shall the Soliciting Dealer be entitled to payment of any compensation in connection with the Offering that is not completed according to this Agreement; provided, however, that the reimbursement of out-of-pocket accountable expenses actually incurred by the Soliciting Dealer or person associated with the Soliciting Dealer shall not be presumed to be unfair or unreasonable and shall be payable under normal circumstances.

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7.	Reserved Units.

The number of Units, if any, to be reserved for sale by each Soliciting Dealer may be decided by the mutual agreement, from time to time, of the Dealer Manager and the Partnership. The Dealer Manager reserves the right to notify Soliciting Dealer by United States mail or by other means of the number of Units reserved for sale by Soliciting Dealer, if any. Such Units will be reserved for sale by Soliciting Dealer until the time specified in the Dealer Manager’s notification to Soliciting Dealer. Sales of any reserved Units after the time specified in the notification to Soliciting Dealer or any requests for additional Units will be subject to rejection in whole or in part.

8.	Blue Sky Qualification.

(a) The Dealer Manager will inform Soliciting Dealer as to the jurisdictions in which the Dealer Manager has been advised by the Partnership that the Units have been qualified for sale or are exempt under the respective securities or “blue sky” laws of such jurisdictions; provided, however, that the Dealer Manager has not assumed and will not assume any obligation or responsibility as to Soliciting Dealer’s right or ability to act as a broker and/or dealer with respect to the Units in any such jurisdiction. Soliciting Dealer agrees that it will not make any offers or sell any Units except in jurisdictions in which the Dealer Manager advises Soliciting Dealer that the Offering has been qualified or is exempt and in which Soliciting Dealer is legally qualified to make offers and further agrees to assure that each person to whom Soliciting Dealer sells Units (at both the time of the initial purchase as well as at the time of any subsequent purchases) meets any special suitability standards which apply to sales in a particular jurisdiction, as described in the Blue Sky Survey and the Subscription Agreement. Neither the Dealer Manager nor the Partnership assume any obligation or responsibility in respect of the qualification of the Units covered by the Prospectus under the laws of any jurisdiction or Soliciting Dealer’s qualification to act as a broker and/or dealer with respect to the Units in any jurisdiction. The Blue Sky Survey which has been or will be furnished to Soliciting Dealer indicates the jurisdictions in which it is believed that the offer and sale of Units covered by the Prospectus is exempt from, or requires action under, the applicable blue sky or securities laws thereof, and what action, if any, has been taken with respect thereto.

(b) It is understood and agreed that under no circumstances will Soliciting Dealer, as a Soliciting Dealer, engage in any activities hereunder in any jurisdiction in which Soliciting Dealer may not lawfully so engage or in any activities in any jurisdiction with respect to the Units in which Soliciting Dealer may lawfully so engage unless Soliciting Dealer has complied with the provisions hereof.

9.	Dealer Manager’s Authority.

Subject to the Dealer Manager Agreement, the Dealer Manager shall have full authority to take such action as it may deem advisable with respect to all matters pertaining to the Offering or arising thereunder. Except for obligations and liabilities expressly assumed by the Dealer Manager hereunder or arising from the Dealer Manager’s bad faith, the Dealer Manager shall not have any liability to Soliciting Dealer for or in respect of:

(a) the validity or value of or title to, the Units;

(b) the form of, or the statements contained in, or the validity of, the Registration Statement, the Prospectus, any amendment or supplement thereto, or any documents incorporated by reference therein;

(c) any instrument executed by the Partnership or by others;

(d) the form or validity of the Dealer Manager Agreement or this Agreement;

(e) the delivery of the Units;

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(f) the performance by the Partnership or by others of any agreement on its or their part;

(g) the qualification of the Units for sale under the laws of any jurisdiction; or

(h) any matter in connection with any of the foregoing; provided, however, that nothing in this Section 9 shall be deemed to relieve the Partnership or the Dealer Manager from any liability imposed by the Securities Act. No obligations or liability on the part of the Partnership or the Dealer Manager shall be implied or inferred herefrom.

10.	Indemnification.

(a) Under the Dealer Manager Agreement, the Partnership has agreed to indemnify Soliciting Dealer and the Dealer Manager and each person, if any, who controls Soliciting Dealer or the Dealer Manager, in certain instances and against certain liabilities, including liabilities under the Securities Act in certain circumstances. Soliciting Dealer hereby agrees to indemnify the Partnership and each person who controls it as provided in the Dealer Manager Agreement and to indemnify the Dealer Manager to the extent and in the manner that Soliciting Dealer agrees to indemnify the Partnership in the Dealer Manager Agreement.

(b) In furtherance of, and not in limitation of the foregoing, Soliciting Dealer will indemnify, defend and hold harmless the Dealer Manager and the Partnership, and their officers, directors, employees, members, partners, affiliates, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and each person who has signed the Registration Statement (“Indemnified Parties”), from and against any losses, claims, damages or liabilities to which any of the Indemnified Parties, and each person who signed the Registration Statement, may become subject, under the Securities Act or the Exchange Act, or otherwise, insofar as such losses, claims and expenses (including the reasonable legal and other expenses incurred in investigating and defending any such claims or liabilities), damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i) in whole or in part, any material inaccuracy in the representations or warranties contained in this Agreement or any material breach of a covenant contained herein by Soliciting Dealer;

(ii) any untrue statement or any alleged untrue statement of a material fact contained (A) in the Registration Statement or any post-effective amendment thereto or in the Prospectus or any amendment or supplement thereto, (B) in any Approved Sales Literature, or (C) in any blue sky application or other document executed by the Partnership or on its behalf specifically for the purpose of qualifying any or all of the Units for sale under the securities laws of any jurisdiction or based upon written information furnished by the Partnership under the securities laws thereof;

(iii) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereof to make the statements therein, in light of the statements under which they were made, not misleading or the omission or alleged omission to state a material fact required to be stated in the Prospectus or any amendment or supplement thereto to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that in each case described in clauses (ii) and (iii) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Partnership or the Dealer Manager by Soliciting Dealer specifically for use with reference to Soliciting Dealer in the preparation of the Registration Statement or any such post-effective amendments thereof or the Prospectus or any such amendment thereof or supplement thereto;

(iv) any use of sales literature, including “institutional use only” materials, by Soliciting Dealer that is not Approved Sales Literature

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(v) any untrue statement made by Soliciting Dealer or its representatives or agents or omission by Soliciting Dealer or its representatives or agents to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Units in each case, other than statements or omissions made in conformity with the Registration Statement, Prospectus, Approved Sales Literature or any other materials or information furnished by or on behalf of the Partnership; or

(vi) any failure by Soliciting Dealer to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts in connection with the Offering, including applicable FINRA Rules, Exchange Act Rules and Regulations and the USA PATRIOT Act (as defined below).

Soliciting Dealer will reimburse the aforesaid parties for any reasonable legal or other expenses incurred in connection with investigation or defense of such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which Soliciting Dealer may otherwise have.

(c) Promptly after receipt by any Indemnified Party under this Section 10 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 10, promptly notify the indemnifying party of the commencement thereof; provided, however, the failure to give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been prejudiced by such failure. In case any such action is brought against any Indemnified Party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses incurred by such Indemnified Party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of, and unconditional release of all liabilities from, the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such Indemnified Party on account of any settlement of any claim or action effected without the consent of such indemnifying party, such consent not to be unreasonably withheld or delayed.

(d) An indemnifying party under this Section 10 shall be obligated to reimburse an Indemnified Party for reasonable legal and other expenses as follows: the indemnifying party shall pay all legal fees and expenses reasonably incurred by the Indemnified Party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one Indemnified Party. If such claims or actions are alleged or brought against more than one Indemnified Party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm (in addition to local counsel) that has been participating by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an Indemnified Party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

11.	Contribution.

If the indemnification provided for in Section 10 is for any reason unavailable to or insufficient to hold harmless an Indemnified Party in respect of any losses, liabilities, claims, damages or expenses referred to therein, the contributions provisions set forth in Section 9 of the Dealer Manager Agreement shall be applicable.

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12.	Partnership as Party to Agreement.

The Partnership shall be a third party beneficiary of Soliciting Dealer’s representations, warranties, covenants and agreements contained in Sections 10 and 11. The Partnership shall have all enforcement rights in law and in equity with respect to those portions of this Agreement as to which it is third party beneficiary.

13.	Privacy Laws; Compliance; Confidentiality.

(a) Soliciting Dealer agrees to:

(i) abide by and comply with (A) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”); (B) the privacy standards and requirements of any other applicable federal or state law; and (C) Soliciting Dealer’s own internal privacy policies and procedures, each as may be amended from time to time;

(ii) refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers, except as necessary to service the customers or as otherwise necessary or required by applicable law; and

(iii) determine which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving an aggregated list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights. If either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that it is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

(b) It is anticipated that Soliciting Dealer and Soliciting Dealer’s home office diligence personnel and other agents of the Soliciting Dealer that are conducting a due diligence inquiry on behalf of the Soliciting Dealer (collectively, the “Diligence Personnel”) either have previously or will in the future have access to certain Confidential Information (defined below) pertaining to the Partnership, the Dealer Manager, the General Partner, or their respective affiliates. For purposes hereof, “Confidential Information” shall mean and include:

(i) trade secrets concerning the business and affairs of the Partnership, the Dealer Manager, the General Partner, or their respective affiliates;

(ii) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to the Partnership, the Dealer Manager, the General Partner, or their respective affiliates;

(iii) information concerning the business and affairs of the Partnership, the Dealer Manager, the General Partner, or their respective affiliates (including, without limitation, historical financial statements, financial projections and budgets, models, plans, and market studies, however documented);

(iv) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and

(v) any notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing.

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Soliciting Dealer agrees to keep, and to cause its Diligence Personnel to keep, all such Confidential Information strictly confidential and to not use, distribute or copy the same except in connection with Soliciting Dealer’s due diligence inquiry. Soliciting Dealer agrees not to disclose, and to cause its Diligence Personnel not to disclose, such Confidential Information to the public, or Soliciting Dealer’s sales staff or financial advisors, or to any other third party and agrees not to use the Confidential Information in any manner in the offer and sale of the Units. Soliciting Dealer further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to:

(i) limiting access to such information to persons who have a need to know such information only for the purpose of Soliciting Dealer’s due diligence inquiry; and

(ii) informing each recipient of such Confidential Information of Soliciting Dealer’s confidentiality obligation.

Soliciting Dealer acknowledges that Soliciting Dealer or its Diligence Personnel may previously have received Confidential Information in connection with preliminary due diligence on the Partnership, and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information. Soliciting Dealer acknowledges that Soliciting Dealer or its Diligence Personnel may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Partnership, or at general “forums” sponsored by the Partnership, and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium. Soliciting Dealer acknowledges the restrictions and limitations of Regulation FD promulgated by the Commission and agrees that the foregoing restrictions are necessary and appropriate in order for the Partnership to comply therewith. Notwithstanding the foregoing, Confidential Information may be disclosed (a) if approved in writing for disclosure by the Partnership or the Dealer Manager, (b) pursuant to a subpoena or as required by law, or (c) as required by regulation, rule, order or request of any governing or self-regulatory organization (including the Commission or FINRA), provided that Soliciting Dealer shall notify the Dealer Manager in advance if practicable under the circumstances of any attempt to obtain Confidential Information pursuant to provisions (b) and (c).

14.	Anti-Money Laundering Compliance Programs.

Soliciting Dealer represents to the Dealer Manager and to the Partnership that it has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA Conduct Rules, the Exchange Act Rules and Regulations and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “USA PATRIOT Act”), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act,” and together with the USA PATRIOT Act, the “AML Rules”) reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Units. Soliciting Dealer further represents that it currently is in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act, and Soliciting Dealer hereby covenants to remain in compliance with such requirements and shall, upon request by the Dealer Manager or the Partnership, provide a certification to the Dealer Manager or the Partnership that, as of the date of such certification:

(a) its AML Program is consistent with the AML Rules; and

(b) it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act.

Upon request by the Dealer Manager at any time, Soliciting Dealer will (i) furnish a written copy of its AML Program to the Dealer Manager for review, and (ii) furnish a copy of the findings and any remedial actions taken in connection with its most recent independent testing of its AML Program.

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15.	Miscellaneous.

(a) Soliciting Dealer hereby authorizes and ratifies the execution and delivery of the Dealer Manager Agreement by the Dealer Manager as the dealer manager of the Offering for itself and on behalf of all Soliciting Dealers, including Soliciting Dealer party hereto, and authorizes the Dealer Manager to agree to any variation of the terms or provisions of the Dealer Manager Agreement and to execute and deliver any amendment, modification or supplement thereto. Soliciting Dealer hereby agrees to be bound by all provisions of the Dealer Manager Agreement relating to Soliciting Dealers. Soliciting Dealer also authorizes the Dealer Manager to exercise, in the Dealer Manager’s discretion, all the authority or discretion now or hereafter vested in the Dealer Manager by the provisions of the Dealer Manager Agreement and to take all such actions as the Dealer Manager may believe desirable in order to carry out the provisions of the Dealer Manager Agreement and of this Agreement.

(b) This Agreement, except for the provisions of Sections 3, 9, 10, 11, 12, 13, 14 and 15, may be terminated at any time by either party hereto upon two (2) days’ prior written notice to the other party and, in all events, this Agreement shall terminate on the termination date of the Dealer Manager Agreement, except for the provisions of Sections 3, 9, 10, 11, 12, 13, 14 and 15, which shall survive the expiration or earlier termination of this Agreement.

(c) Any communications from Soliciting Dealer should be in writing addressed to the Dealer Manager at:

Anthem Securities, Inc.

Park Place Corporate Center One

1000 Commerce Drive

Suite 410

Pittsburgh, PA 15275

Facsimile No.: (412) 262-7430

Attention: Justin T. Atkinson

with a copy to:

Wallace W. Kunzman, Jr.

5100 N. Brookline Avenue, Suite 600

Oklahoma City, OK 73112

Any notice from the Dealer Manager to Soliciting Dealer shall be deemed to have been duly given if mailed, communicated by electronic delivery or facsimile or delivered by overnight courier to Soliciting Dealer at Soliciting Dealer’s address appearing following its signature below.

(d) Nothing herein contained shall constitute the Dealer Manager, Soliciting Dealer, the other Soliciting Dealers or any of them as an association, partnership, limited liability company, unincorporated business or other separate entity.

(e) If this Agreement is executed before the initial Effective Date, then the Dealer Manager will notify Soliciting Dealer in writing when the initial Effective Date has occurred. Soliciting Dealer agrees that it will not make any offers to sell the Units or solicit purchasers for the Units until Soliciting Dealer has received such written notice of the initial Effective Date from the Dealer Manager or the Partnership. This Agreement shall be effective for all sales by Soliciting Dealer on and after the initial Effective Date.

(f) The Partnership may authorize the Partnership’s transfer agent to provide information to the Dealer Manager and Soliciting Dealer regarding record holder information about the clients of Soliciting Dealer who have invested with the Partnership on an on-going basis for so long as Soliciting Dealer has a relationship

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with such client. Soliciting Dealer shall not disclose any password for a restricted website or portion of a restricted website provided to Soliciting Dealer in connection with the Offering and shall not disclose to any person, other than an officer, director, employee or agent of Soliciting Dealer, any material downloaded from such restricted website or portion of a restricted website.

(g) Soliciting Dealer shall have no right to assign this Agreement or any of its rights hereunder or to delegate any of its obligations hereunder. Any purported assignment or delegation by Soliciting Dealer shall be null and void. The Dealer Manager shall have the right to assign any or all of its rights and obligations under this Agreement by written notice, and Soliciting Dealer shall be deemed to have consented to such assignment by execution hereof. Dealer Manager shall provide written notice of any such assignment to Soliciting Dealer.

(h) This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

(i) The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(j) The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

[Signatures on following page]

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If the foregoing is in accordance with Soliciting Dealer’s understanding and agreement, please sign and return the attached duplicate of this Agreement. Soliciting Dealer’s indicated acceptance thereof shall constitute a binding agreement between Soliciting Dealer and the Dealer Manager.

Very truly yours,

ANTHEM SECURITIES, INC.

By:
Name:
Title:

The undersigned dealer confirms its agreement to act as a Soliciting Dealer pursuant to all the terms and conditions of the above Soliciting Dealer Agreement and the Dealer Manager Agreement attached as Exhibit A hereto. The undersigned dealer hereby represents that it will comply with the applicable requirements of the Securities Act, the Securities Act Rules and Regulations, the Exchange Act and the Exchange Act Rules and Regulations, and applicable blue sky or other state securities laws. The undersigned dealer represents and warrants that it is duly registered as a broker-dealer under the provisions of the Exchange Act and the Exchange Act Rules and Regulations or is exempt from such registration. The undersigned dealer confirms that it and each salesperson acting on its behalf are members in good standing of FINRA and duly licensed by each regulatory authority in each jurisdiction in which the undersigned dealer or such salespersons will offer and sell Units, or are exempt from registration with such authorities. The undersigned dealer hereby represents that it will comply with the Rules of FINRA and all rules and regulations promulgated by FINRA.

Dated:             , 2016

Name of Soliciting Dealer

Federal Identification Number

By:
Name:
Authorized Signatory

Kindly have checks representing Selling Commissions forwarded as follows (if different than above): (Please type or print)

Name of Firm:
Address
Street

City

State and Zip Code

Telephone No.

Fax No.

Attention:

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SCHEDULE l

TO

SOLICITING DEALER AGREEMENT

Soliciting Dealer represents and warrants that it is currently licensed as a broker-dealer in the following jurisdictions:

☐	Alabama	☐	Nebraska
☐	Alaska	☐	Nevada
☐	Arizona	☐	New Hampshire
☐	Arkansas	☐	New Jersey
☐	California	☐	New Mexico
☐	Colorado	☐	New York
☐	Connecticut	☐	North Carolina
☐	Delaware	☐	North Dakota
☐	District of Columbia	☐	Ohio
☐	Florida	☐	Oklahoma
☐	Georgia	☐	Oregon
☐	Hawaii	☐	Pennsylvania
☐	Idaho	☐	Puerto Rico
☐	Illinois	☐	Rhode Island
☐	Indiana	☐	South Carolina
☐	Iowa	☐	South Dakota
☐	Kansas	☐	Tennessee
☐	Kentucky	☐	Texas
☐	Louisiana	☐	Utah
☐	Maine	☐	Vermont
☐	Maryland	☐	Virgin Islands
☐	Massachusetts	☐	Virginia
☐	Michigan	☐	Washington
☐	Minnesota	☐	West Virginia
☐	Mississippi	☐	Wisconsin
☐	Missouri	☐	Wyoming
☐	Montana	☐	All of the above

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Exhibit A

(Dealer Manager Agreement)

[See attached]

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